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To NYMEX member from Michel Marks -----

This is as much of a surprise to me as it is to most of my old friends and associates at NYMEX.

When I left the business 14 years ago, I never expected to go back. Of course, I never expected to still be 'retired' 14 years later.

So, I'm tired of retirement, and I'm ready to start working again. And I'd like to be involved in the NYMEX community.

This is an intensely tough time for the Exchange. I wrote an editorial for Petroleum Argus (enclosed) about the nature of monopoly and competition.

Twenty years ago, every decision was straightforward - eg, WHEN do we open heating oil, gasoline, crude oil for trading (not WHICH contract should we try). There was really no competition, except for the Chicago Board of Trade -- and that was over in a couple of weeks.

Today, there are no magic bullets, no easy decisions. Customers have a choice in where to go with their business.

In fact the Customer is King.

So it is critical for NYMEX to listen closely to all its constituents and rebuild those relationships. If there are indeed any answers, the customers have them.

If institutional traders want block trading, they should have it. If floor traders need more capital to compete with the OTC market makers, they should have it. If oil companies need posted bids and offers on spreads and cracks, they should have it. If brokerage houses need batter electronic access to the pits, they should have it.

Balancing these different interests requires strong leadership. The new Chairman appears to be up to the task.

I'd be honored to part of the NYMEX community again. Perhaps my past experience at the Exchange -- and the perspective I've gained since then -- could be helpful and supportive to the Board and the membership in this new era.


Petroleum Argus editorial



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No monopoly lasts forever.

Peter Drucker says that 15 years is about average.

Energy price-setters are no exception: Standard Oil, the Seven Sisters, OPEC...and now NYMEX.

The imminent combination of IPE and ICE creates a formidable competitor for the first time since NYMEX established oil futures over 20 years ago. And in natural gas Enron On-Line has been boasting that traders look at EOL prices first.

Although the, exchange has been losing market share consistently, it's really the emergence of these two competitors that challenge its status.

Inevitable as this is, its potential loss of the monopoly may have been accelerated, arguably, by the past Exchange administration's delayed launch of an ECN, and its inability to conclude a merger with the IPE.

"Unaccustomed as I am to [competition]" as they say, NYMEX now faces the challenges of re-engineering itself. Thus it's position is no different than it was for Standard Oil, Mobil and Exxon, and OPEC - or even ATT, Xerox, and now Microsoft - for that matter.

Fortunately, its new Chairman Vincent Viola has a reputation as a no nonsense fearless competitor, who in contrast to his predecessors, has already made his fortune in business. No doubt he will be motivated by bottom line considerations and not political expediency.

The Exchange has a formidable portfolio of assets: a neutral platform, a clearing organization, a solid brand name, time tested systems, experienced staff, solid customer base, and finally an enormous pool of market-marking capital (the locals).

It will be up to Viola to re-deploy these assets. They've gotten a little flabby and under-utilized -- but that does happen to monopolies.

Just adding on top of the flab so-to-speak may not be sufficient. Enymex, coal futures, single stock futures are all potentially windfall products.

Yet more than its product, NYMEX's source of strength was its strong ties to its constituents -- oil companies, brokerage houses, floor traders. These relationships have been neglected.

In the late 1970s the major oil companies insisted on maintaining a `posted' (fixed) pricing system for their heating oil jobbers. This worked as long as supply was scarce. Yet when spot prices began to decline, the majors kept the higher posted prices. One by one, the jobbers turned to NYMEX to get a better price and a guaranteed supply.

OPEC also lost touch with its customers. Flush with windfall cash, it



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got greedy and kept its posted prices too high for too long. New supply from non-OPEC countries flooded the market. Buyers were happy to leave the cartel for a better deal.

As oil companies and institutional investors turn to electronic platforms and Wall Street dealers, as floor traders begin to consider other careers, NYMEX still has time to get back in touch with these constitutents.

Unlike 1978 however, there are other players knocking at those doors too.



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Deer Fellow Shareholder:

I am concerned, as are other NYMEX shareholders, about the challenges from OTC and electronic exchanges such as the Intercontinental Exchange (ICE) and Enron Online. I am optimistic about the success of our web platform, enymex. I agree there is an absolute requirement to maintain and enhance floor trading. I recognize that as members become equity holders there is a need to disseminate pertinent information in a timely manner using an Internet bulletin board, useful but scaled backed mailings, and contract with board members, especially those who represent equity holders. I am very proud of NYMEX and the professionalism of the NYMEX staff. I agree that increasing staff responsibility must be accompanied by measurable accountability. I applaud the Board's continuing aggressive program to develop new contracts, markets, associations and acquisitions.

As a member of the Board of Directors I will work to achieve the above goals. I believe that we have not faced so many challenges since the New York Mercantile Exchange introduced the heating oil contact. During the 1980s the Board successfully overcame oil industry pessimism and the general weakness of our exchange. Today, as you know, we have evolved into the world's premier energy exchange. The present board faces new challenges that are just as formidable. I am confident that we will continue to maintain our market position and develop new applications while drawing from our established strengths.

My contract with you is that I will focus my energies in enhancing shareholder value. The question that I will continuously pose to myself is: "will this action benefit NYMEX shareholders?" In addition, I will faithfully address the interests and requirements of all shareholders in general and equity holders in particular. That is my contract with you.


                 Sincerely,

                 Joel Faber



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Dear Fellow Members,


In the brief period of time since I declared my candidacy for the board of directors, our exchange has been faced with one of its strongest challenges
-- the announcement by the International Petroleum Exchange, the world's only other significant energy futures exchange, that it is going electronic. Of even greater concern is that the IPE will shift from a neutral platform to one run by a consortium of major market players, potentially allowing the London Clearing House to be used for other contracts offered by these same players, including their over-the-counter products.

Luckily, our management was well prepared for this attack. We were far advanced on our plans for offering a Brent futures contract and the enymex trading platform; making us competitive in the over-the-counter market, and the first to offer clearing services.

However, do not mistake this for anything but the start of a monumental business battle. It is a fight that may ultimately benefit our customers, particularly the 'trade' business, as we each compete to offer the most efficient and most useful products and services; it is also a battle that is likely to have a single victor.

We cannot afford for any of our board members to have divided loyalties. We need board members whose allegiance, and whose firm allegiance, reflect 100% dedication to the New York Mercantile Exchange and its prosperous future. Not only have I been a member of the Exchange for 15 years, I continue to work on the floor each day and recognize this is where my future lies.

Of equal importance, we cannot afford to lose touch with our customers or the FCMs, which form the backbone of our clearinghouse. I am well versed in the physical energy trading business and its methods of trading on and off the Exchange. As a Banc One vice president my employees and I regularly travel to Houston. Each time I visit an energy company trading floor it is an education in understanding what the customer's day is like, and how much can change in a relatively short time. As an options trader, I am particularly familiar with many of the more sophisticated instruments that, for years, customers have been requesting. I believe I can expand options expertise, historically somewhat limited at the board level.

If we want to maintain a strong trading floor, and I believe this is in all our interests, we must address ways to modernize and increase the efficiency of the exchange flow, the clearinghouse and the FCM.

As a successful businessman I recognize the necessity to serve the customer and meet their requirements, otherwise they will go elsewhere. If we, the Exchange, do not want to lose our customers we must cultivate these relationships and offer the clients what they are looking for. And to further expand our customer base we must discover what they are not getting elsewhere and offer it here.

The shareholders of this Exchange need an FCM representative who has practical hands-on current experience with the full range of exchange traded products and off exchange market participants. I am that representative.

When you vote in this election you are arming yourself for battle. Board members are soldiers on the frontline preventing the competition from advancing into our territory. You can place your confidence in me as someone determined to protect all our futures.



                                 Thank you for your consideration,


                                 John Lawrence McNamara - JLMC